Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2007 Results and Stock

Repurchase Authorization

LOUISVILLE, Ky (February 19, 2008) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 25, 2007.

	Fourth Quarter			Year to Date
($000’s)	2007	2006	% Change	2007	2006	% Change

Total revenue	186,312	152,558	22	735,089	597,131	23
Income from operations	11,418	11,750	(3)	63,213	54,369	16
Net income	7,220	7,846	(8)	39,325	34,009	16
Diluted EPS	$0.09	$0.10	(8)	$0.51	$0.44	15

Highlights for the quarter:

•	Comparable restaurant sales decreased 0.8% at company restaurants and 1.5% at franchise restaurants;

•	Ten company restaurants opened; and

•

Diluted earnings per share, which included a negative $0.014 per share impact related to an impairment charge on one under-performing restaurant, decreased 8% to $0.09 from $0.10 in the prior year period.

Highlights for the year:

•	Comparable restaurant sales increased 1.4% at company restaurants and 0.8% at franchise restaurants;

•	Thirty-two company and two franchise restaurants opened;

•	Nine restaurants were acquired from franchisees; and

•	Diluted earnings per share increased 15% to $0.51 from $0.44 in the prior year period. Diluted earnings per share were negatively impacted by the $0.014 impairment charge discussed above.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We were very pleased with 2007, a year in which we experienced both positive sales and earnings growth.  However, the year ended on a challenging note as a result of inflationary and consumer pressures.  This was particularly evident in December.  Inflationary costs remain a concern and, consequently, we are taking a more conservative stance as we head into the remainder of the year.  To that point, we plan to develop slightly fewer restaurants this year, focusing on those opportunities which yield the highest returns.  In addition, our Board of Directors has authorized a $25.0 million stock repurchase plan as an additional opportunity to return capital to our stockholders.  We believe that the combination of these two initiatives, in addition to our focus of providing legendary food and legendary service to each and every guest, will best position us to create long-term value for our stockholders.”

Stock Repurchase Authorization

The Company announced today that its Board of Directors has approved a stock repurchase program under which the Company is authorized to repurchase up to $25 million of its Class A common stock.  Any stock repurchases will be made through open market transactions.  The timing and the amount of any repurchases will be determined by the Company’s management, based on its evaluation of market conditions and other factors.

Outlook for 2008

The Company reported that comparable restaurant sales for the first six weeks of the first quarter of fiscal 2008 decreased approximately 1.5% over the same period of the prior year.

The Company is currently estimating diluted earnings per share growth of 5-15% for fiscal 2008.  This includes an estimated $0.01 to $0.02 positive per share impact resulting from the fact that fiscal 2008 is a 53-week year, and, as such the fourth quarter of fiscal 2008 will contain 14 weeks versus 13 weeks in fiscal 2007.

This estimate is based, in part, on the following assumptions:

•                  New restaurant openings of approximately 30 company-owned; and

•                  Comparable restaurant sales growth of flat to 1.0%.

Conference Call

The Company is hosting a conference call today, February 19, 2008, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (866) 293-8969. A replay of the call will be available until February 26, 2008.  To access the replay, please dial
(888) 203-1112, and use 4763498 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 288 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2008, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2008, the sales at these and our other company-owned and franchise restaurants, our ability to control restaurant operating costs, our ability to integrate the franchise restaurants which we have acquired, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 25, 2007	December 26, 2006	December 25, 2007	December 26, 2006

Revenue:
Restaurant sales	$183,920	$149,753	$724,372	$586,557
Franchise royalties and fees	2,392	2,805	10,717	10,574

Total revenue	186,312	152,558	735,089	597,131

Costs and expenses:
Restaurant operating costs:
Cost of sales	65,863	52,280	255,060	205,615
Labor	53,499	41,935	205,780	162,610
Rent	3,191	2,655	11,735	10,052
Other operating	29,992	25,333	116,258	95,536
Pre-opening	3,440	3,749	12,741	12,508
Depreciation and amortization	8,543	5,716	30,446	21,357
Impairment	1,721	380	1,721	481
General and administrative	8,645	8,760	38,135	34,603

Total costs and expenses	174,894	140,808	671,876	542,762

Income from operations	11,418	11,750	63,213	54,369

Interest expense, net	868	112	2,295	645
Minority interest	94	224	711	585
Equity income from investments in
unconsolidated affiliates	38	69	294	251

Income before taxes	10,494	11,483	60,501	53,390
Provision for income taxes	3,274	3,637	21,176	19,381

Net income	$7,220	$7,846	$39,325	$34,009

Net income per common share:
Basic	$0.10	$0.11	$0.53	$0.46
Diluted	$0.09	$0.10	$0.51	$0.44

Weighted average shares outstanding:
Basic	74,778	74,197	74,611	73,876
Diluted	76,731	76,651	76,832	76,520

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 25, 2007	December 26, 2006

Cash	$11,564	$33,784
Other current assets	30,067	18,721
Property and equipment, net	390,378	305,731
Goodwill	101,856	86,649
Intangible asset, net	8,414	4,880
Other assets	3,750	2,823
Total assets	$546,029	$452,588

Current maturities of long-term debt
and obligations under capital leases	$302	$653
Other current liabilities	87,957	76,242
Long-term debt and obligations under
capital leases, excluding current maturities	66,482	35,362
Other liabilities	21,523	19,952
Minority interest	2,384	1,305
Stockholders’ equity	367,381	319,074
Total liabilities and stockholders’ equity	$546,029	$452,588

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2007	2006	vs LY		2007	2006	vs LY

Restaurant openings
Company	10	10	0		32	25	7
Franchise	0	0	0		2	5	(3)
Total	10	10	0		34	30	4

Restaurant acquisitions
Company	0	0	0		9	11	(2)
Franchise	0	0	0		(9)	(11)	2
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company	204	163	41
Franchise	81	88	(7)
Total	285	251	34

Company-owned restaurants
Restaurant sales	$183,920	$149,753	22.8%		$724,372	$586,557	23.5%
Store weeks	2,573	2,038	26.3%		9,499	7,648	24.2%
Comparable restaurant sales growth (1)	(0.8)%	3.3%			1.4%	3.5%
Average unit volume (2)	$928	$946	(1.9)%		$3,976	$3,967	0.2%

Restaurant costs (as a % of restaurant sales)
Cost of sales	35.8%	34.9%	90	bps	35.2%	35.1%	16	bps
Labor	29.1%	28.0%	109	bps	28.4%	27.7%	69	bps
Rent	1.7%	1.8%	(4	)bps	1.6%	1.7%	(9	)bps
Other operating	16.3%	16.9%	(61	)bps	16.0%	16.3%	(24	)bps
Total	82.9%	81.6%	134	bps	81.3%	80.8%	51	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,392	$2,805	(14.7)%		$10,717	$10,574	1.4%
Store weeks	1,053	1,144	(8.0)%		4,401	4,441	(0.9)%
Comparable restaurant sales growth (1)	(1.5)%	3.5%			0.8%	2.7%
Average unit volume (2)	$895	$905	(1.1)%		$3,782	$3,785	(0.1)%

Pre-opening expense	$ 3,440	$3,749	(8.2)%		$12,741	$12,508	1.9%

Depreciation and amortization	$ 8,543	$5,716	49.5%		$30,446	$21,357	42.6%
As a % of revenue	4.6%	3.7%	84	bps	4.1%	3.6%	57	bps

Impairment	$ 1,721	$380	NM		$1,721	$481	NM
As a % of revenue	0.9%	0.2%	67	bps	0.2%	0.1%	15	bps

General and administrative expenses	$ 8,645	$8,760	NM		$38,135	$34,603	NM
As a % of revenue	4.6%	5.7%	(110	)bps	5.2%	5.8%	(61	)bps

(1) Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.
(2)

Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period. For comparative purposes, average unit volumes for Q4 2006 and 2006 YTD were adjusted to reflect restaurant sales of the nine acquired franchise stores as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

NM - not meaningful
Amounts may not foot due to rounding.